UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2010

WEGENER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-11003	81-0371341
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11350 Technology Parkway, Johns Creek, Georgia		30097
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (770) 623-0096

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported in a Form 8-K as filed with the Commission on December 14, 2009, Wegener Corporation (the “Company”) received on December 9, 2009, a letter (the “December 9th Letter”) from The Nasdaq Stock Market (“Nasdaq”) indicating that the Company’s securities would be delisted from Nasdaq at the opening of business on December 16, 2009 and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “Commission”) which would remove the Company’s securities from listing and registration on Nasdaq.  However, the December 9th Letter also indicated that an official appeal by the Company to the Nasdaq Hearing Panel (the “Panel”) would stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s determination.  On December 11, 2009, the Company officially filed an appeal with the Panel.

On February 17, 2010, the Company received notification from Nasdaq (the “Notification”), that as a result of the information presented by the Company at the appeal hearing held on January 13, 2010, the Panel granted the Company’s request to remain listed on Nasdaq subject to conditions stipulated in the Notification.

The Notification stipulates that on or before June 7, 2010 (the “Exception Deadline”), the Company is required to be compliant with Listing Rule 5550(b) which requires stockholders’ equity of at least $2,500,000 or the Company meeting the listing alternatives of (i) a market value of listed securities of $35 million, or (ii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. In addition, the Company is required to be compliant with Marketplace Rule 4320, (current Listing Rule 5550(a) (2)), which requires the Company’s common stock to maintain a minimum bid price of $1.00 per share. In order to regain such compliance, the Company’s common stock must maintain a minimum closing bid price of $1.00 per share for a period of ten consecutive trading days or beyond ten trading days at the determination of the Panel.

Should the Company not be able to meet both requirements by the Exception Deadline, the Panel will issue a final determination to delist the Company’s shares and will suspend trading on Nasdaq effective on the second business day from the date of the final determination.

The Company is required to notify the Panel of any significant events occurring prior to June 7, 2010, including, without limitation,  any event that may call into question the Company’s historical financial information or that may impact the Company’s ability to maintain compliance with any Nasdaq listing requirement or the Exception Deadline.  The Panel reserved the right to reconsider their decision based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company’s common stock inadvisable or unwarranted.

No assurances can be given that the Company will be able to comply with the Nasdaq requirements by the Exception Deadline and that the Company’s common stock will remain listed on Nasdaq.

Item 2.02  Results of Operations and Financial Condition

The Company expects to report an operating loss for the second quarter of fiscal 2010 which ends February 26, 2010.

The Company has issued a press release reporting the receipt of the Notification and that it expects to report an operating loss for the second quarter of fiscal 2010 which ends February 26, 2010.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release dated February 23, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wegener Corporation
Date: February 23, 2010

By:	/s/ C. Troy Woodbury, Jr.
C. Troy Woodbury, Jr.
President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated February 23, 2010.